CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            CPI AEROSTRUCTURES, INC.

           -----------------------------------------------------------

                            Under Section 805 of the
                      Business Corporation Law of New York

          ------------------------------------------------------------


     The undersigned, being the President and Secretary of CPI Aerostructures, Inc. (the "Corporation"), hereby certify as follows:

     FIRST: The name of the Corporation is CPI Aerostructures, Inc. The name under which the Corporation was formed is Composite Products International, Inc.

     SECOND: The Certificate of Incorporation was filed with the Department of State on January 11, 1980.

     THIRD: The amendments to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment are as follows:

     1. To increase the number of shares of Common Stock authorized for issuance thereunder from 15,000,000 shares to 50,000,000;

     2. To authorize the issuance by the Corporation of up to 5,000,000 shares of preferred stock which will have such designations, preferences, dividend conversion, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations, or restrictions thereof as are determined by the Board of Directors;





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     3.   To prohibit the taking of action by shareholders by written consent of less than all of the holders; and

     4.   To create a staggered Board of Directors with three classes.

     FOURTH: To accomplish the foregoing amendments, Article 4 of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the Corporation is authorized to issue and Article 7, relating to shareholder action by written consent of less than the holders of all of the outstanding shares, are hereby amended to read as set forth below; and the following new Article 9, relating to the creation of a staggered board, is added to the Certificate of Incorporation of the Corporation as follows:

                  "4. The aggregate number of shares that the Corporation shall have authority to issue is fifty million (50,000,000) Common Shares, each of which shall have par value of $.001 and 5,000,000 shares of Preferred Stock, each of which shall have par value of $.001.

                           (a) Preferred Stock. The Board of Directors is
                  expressly granted authority to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such designations, preferences, dividend, conversion, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as are determined by the Board of Directors and as may be permitted by the Business Corporation Law of the State of New York. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

                           (b) Common Stock. Except as otherwise required by law
                  and except as otherwise provided in any designation of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power of the Corporation.
                  Each share of Common Stock shall have one vote."

                  "7. Pursuant to Section 615(a) of the Business Corporation Law of the State of New York, whenever the shareholders of the Corporation are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, which written consent shall set forth the action to be taken, signed by the holders of all outstanding shares of the Corporation entitled to vote thereon."



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                  "9. (a) The Board of Directors of the Corporation shall be comprised of three classes of directors. The number of directors in each class shall be as nearly equal as possible. At the first election, the term of the directors comprising Class I shall expire at the next annual meeting of shareholders, the term of the directors comprising Class II shall expire at the second succeeding annual meeting of shareholders and the term of the directors comprising Class III shall expire at the third succeeding annual meeting of shareholders.

                           (b) At each annual meeting of shareholders
                  thereafter, directors elected to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.

                           (c) Any newly created directorships or any decrease
                  in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board of Directors, there shall be no classification of the additional directors until the next annual meeting of shareholders."


     FIFTH: The foregoing amendment of the certificate of incorporation of the Corporation was duly authorized by the unanimous written consent of all the members of the Board of Directors of the Corporation, and subsequently was approved by the affirmative vote of a majority of the holders of all the outstanding shares of the Corporation entitled to vote on said amendment of the Certificate of Incorporation at a meeting of shareholders.

     IN WITNESS WHEREOF, we have signed this document on this 16th day of June 1998, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

                                                    /s/ Arthur August
                                                  -------------------------
                                                  ARTHUR AUGUST, President



                                                   /s/ Theodore Martines
                                                  --------------------------
                                                  THEODORE MARTINES, Secretary


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